Exhibit 99.1

LOWRANCE NEWS

For Immediate Release	Company Contact:	Investor Contact:
	Douglas J. Townsdin Chief Financial Officer (918) 437-6881	Berkman Associates (310) 277-5162 info@BerkmanAssociates.com

Lowrance Third Quarter Sales Increase 15% to Record

$53,200,000; Announces $0.30 Per Share Cash Dividend

April 30, 2005 Backlog More than Doubles to $14,850,000

      TULSA, OKLAHOMA, May 31, 2005 . . . LOWRANCE ELECTRONICS, INC. (NASDAQ:LEIX) today announced that net income for the third quarter ended April 30, 2005 was $6,440,000, or $1.25 per diluted share, compared to $6,671,000, or $1.68 per diluted share, as restated, in the same quarter last year. Net sales increased 15% to a third quarter record $53,200,000, compared to sales of $46,296,000, in the third quarter last year.

      For the nine months ended April 30, 2005, net income increased 3% to $6,903,000, or $1.41 per diluted share, compared to $6,709,000, or $1.69 per diluted share, as restated, in the same period last year. Net sales for the nine month period increased 22% to $103,321,000, compared to $84,800,000 a year earlier.

      “Record third quarter and year-to-date sales are due to the introduction this year of over 50 new SONAR and GPS products, including our new turn-by-turn automotive GPS products,” said Darrell Lowrance, president and CEO.

      Lowrance noted that, as expected, the Company’s third quarter gross margin declined to 40% of sales from 45% of sales in the same quarter last year. “In the first nine months of fiscal 2005, we have increased research and development, advertising, sales and marketing expenses associated with the launch of the Company’s new automotive GPS products. These efforts have resulted in the award-winning iWay 500c, which recently received the Editor’s Choice award from PC Magazine. In addition, our strategy to expand the distribution of this product beyond our traditional outdoor specialty markets has resulted in the recent addition of over 1,300 Staples stores nationwide. We are particularly excited that more than 1,100 of these stores will present the iWay 500c in demonstration mode, enabling direct consumer interaction,” said Lowrance.

      The Company also announced a $0.05 increase in its dividend, to $0.30 per share, payable on June 17, 2005 to shareholders of record on June 10, 2005.

      Order backlog increased 118% to approximately $14,850,000 at April 30, 2005 compared to backlog of approximately $6,800,000 at April 30, 2004.

About Lowrance Electronics

      Lowrance Electronics, Inc. (www.lowrance.com), designs, manufactures and markets SONAR and GPS products, digital mapping systems and accessories under the brand names “Lowrance,”® and “Eagle"® Electronics, “Lowrance AutomotiveTM” and “Lowrance Avionics"®. These products are used in the following primary product markets: marine, general consumer (which includes handheld GPS outdoor recreational use and voice turn-by-turn navigational systems for aftermarket automotive use) and aviation.

      This press release may include certain statements concerning expectations for the future that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control, including factors discussed in the Company’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. While the Company makes these statements and projections in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

(tables attached)

#3885

LOWRANCE ELECTRONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)
(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2005	2004	2005	2004
		(As Restated)		(As Restated)
NET SALES	$53,200	$46,296	$103,321	$84,800
COST OF SALES	32,003	25,640	63,259	49,029

Gross profit	21,197	20,656	40,062	35,771

OPERATING EXPENSES:
Selling and administrative	10,055	9,206	24,617	21,277
Research and development	1,417	1,316	4,641	3,760

Total operating expenses	11,472	10,522	29,258	25,037

Operating income	9,725	10,134	10,804	10,734

OTHER EXPENSES:
Interest expense	361	187	705	558
Other, net	24	48	80	210

Total other expenses	385	235	785	768

INCOME BEFORE INCOME TAXES	9,340	9,899	10,019	9,966
PROVISION FOR INCOME TAXES	2,900	3,228	3,116	3,257

NET INCOME	$6,440	$6,671	$6,903	$6,709

NET INCOME PER SHARE
BASIC	$1.25	$1.77	$1.41	$1.78

DILUTED	$1.25	$1.68	$1.41	$1.69

WEIGHTED AVERAGE
COMMON SHARES OUTSTANDING
BASIC	5,135	3,761	4,886	3,761

DILUTED	5,135	3,982	4,886	3,975

DIVIDENDS	NONE	NONE	$940	$940

OTHER COMPREHENSIVE INCOME NET OF TAX:
NET INCOME	$6,440	$6,671	$6,903	$6,709
FOREIGN CURRENCY TRANSLATION ADJUSTMENT	32	(66)	210	155

COMPREHENSIVE INCOME	$6,472	$6,605	$7,113	$6,864

LOWRANCE ELECTRONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (Unaudited)

	April 30,	April 30,	July 31,
ASSETS	2005	2004	2004
		(As Restated)
CURRENT ASSETS:
Cash and cash equivalents	$3,494	$1,193	$1,412
Accounts receivable, less allowances	30,165	21,406	10,276
Inventories	43,473	22,967	23,821
Current deferred income taxes	1,120	1,789	1,107
Prepaid income taxes	233	148	—
Prepaid expenses	2,766	1,360	2,041

Total current assets	81,251	48,863	38,657
PROPERTY, PLANT, AND EQUIPMENT, net	18,931	9,745	10,005
OTHER ASSETS	427	64	81

TOTAL ASSETS	$100,609	$58,672	$48,743

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$742	$1,842	$1,874
Accounts payable	9,436	8,586	6,072
Accrued liabilities:
Compensation and benefits	3,044	2,988	3,175
Product costs	2,093	2,291	1,968
Income taxes	871	2,312	671
Other	1,609	1,181	1,119

Total current liabilities	17,795	19,200	14,879
LONG-TERM DEBT, less current maturities	21,450	12,965	6,040
DEFERRED INCOME TAXES	1,532	959	1,169
STOCKHOLDERS’ EQUITY:
Common stock, $.10 par value, 10,000,000 shares authorized, 5,135,516 shares issued and outstanding at April 30, 2005; 3,761,196 shares issued and outstanding at April 30, 2004 and July 31, 2004	514	377	377
Paid-in capital	34,316	7,434	7,449
Retained earnings	24,684	17,615	18,721
Accumulated other comprehensive income	318	122	108

Total stockholders’ equity	59,832	25,548	26,655

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$100,609	$58,672	$48,743